Exhibit 99.1

Multi-Color Corporation Releases Third Quarter Earnings

CINCINNATI, OHIO, February 4, 2014 – Multi-Color Corporation (NASDAQ: LABL) today announced third quarter fiscal 2014 results.

“Softer than normal revenues in our Wine and Spirit markets and lower than average gross margins from 2013 acquisitions led to a lower gross margin ratio for the quarter than the prior year. Lower gross margins impacted the bottom line, resulting in lower than expected Core EPS,” said Nigel Vinecombe, President and CEO of Multi-Color Corporation.

Third quarter highlights:

•	Net revenues increased 8% to $169.4 million from $157.0 million compared to the prior year quarter. Net revenues increased 9% or $13.4 million due to fiscal 2014 acquisitions. Revenue decreases of 3% due to pricing/sales mix were partially offset by increases of 3% in volume. Revenues also decreased 1% due to the unfavorable impact of foreign exchange rates primarily driven by depreciation in the Australian dollar.

•	Gross profit decreased $1.3 million or 4% compared to the prior year quarter. Gross margins decreased to 17% of net revenues compared to 19% of net revenues in the prior year quarter, primarily due to softer revenues relative to fixed costs.

•	Selling, general and administrative (SG&A) expenses increased by $0.1 million to $15.3 million compared to the prior year quarter. Core SG&A expenses decreased by 4% compared to the prior year quarter. Core SG&A expenses were 8% of sales in the current year quarter, a decrease from 9% of sales in the prior year quarter. Non-core items included in SG&A expenses in the three months ended December 31, 2013 consisted of $0.3 million of acquisition expenses related to fiscal 2014 acquisitions and $1.4 million related to plant consolidation costs for the closure of the El Dorado Hills, California facility. Special items included in SG&A expenses in the three months ended December 31, 2012 consisted of $0.5 million of costs related to the consolidation and relocation of plants and $0.6 million of integration expenses related to the York Label Group acquisition.

•	Operating income decreased $1.4 million or 9% compared to the prior year quarter. Core operating income decreased 5% to $15.5 million from $16.3 million. Non-core items relate to acquisition, integration and plant consolidation expenses in the current and prior year quarters. The decrease in operating profit was due primarily to lower profit margins in the current year quarter.

•	Interest expense decreased by $0.2 million compared to the prior year quarter. The Company had $408.9 million of debt at December 31, 2013 compared to $416.8 million at December 31, 2012.

•	The effective tax rate was 28% for the third quarter of fiscal 2014 compared to 36% in the prior year quarter due primarily to the tax effect of a $3.8 million gain recognized on a legal claim agreement in the current year quarter. The Company expects its annual effective tax rate to be approximately 33%.

•	Diluted earnings per share (EPS) increased 47% to $0.53 cents per diluted share from $0.36 cents in the prior year quarter. Excluding the impact of the special items noted below, core EPS decreased 12% to $0.37 cents per diluted share from $0.42 cents in the prior year quarter. Net income increased to $8.9 million from $5.9 million in the prior year. Core net income decreased to $6.2 million from $6.8 million in the prior year quarter.

The following table shows adjustments made to Net Income and Diluted EPS between reported GAAP and Non-GAAP results for the three months ended December 31, 2013 and 2012. For a reconciliation of adjustments made to Gross Profit, SG&A expenses, and Operating Income between reported GAAP and Non-GAAP results, see Exhibit A:

	Three Months Ended
	12/31/13	Diluted	12/31/12	Diluted
	(in 000’s)	EPS	(in 000’s)	EPS
Net Income and Diluted EPS, as reported	$8,881	$0.53	$5,882	$0.36
Integration Expense, Net of Tax	—	—	461	0.03
Acquisition Expense, Net of Tax	245	0.02	—	—
Legal Claim Agreement, Net of Tax	(3,800)	(0.23)	—	—
Plant Consolidation Expense, Net of Tax	874	0.05	498	0.03

Core Net Income and Diluted EPS, (Non-GAAP)	$6,200	$0.37	$6,841	$0.42

Nigel Vinecombe said, “During the quarter, we successfully consolidated the El Dorado Hills (EDH), California plant into our Napa, California plant. Extra space procured at our Napa plant mid-year 2013 enabled us to transfer the EDH plant which was a legacy of the York Label Group acquisition.

“The DI-NA-CAL® Labels acquisition, effective from 1st February 2014, extends our leadership position in Heat Transfer labels and provides access to new customers with the opportunity to support them with our broader range of label technologies. Di-Na-Cal is primarily based in our home town of Cincinnati, as well as in Greensboro, NC. DI-NA-CAL’s locations, label technologies, print technologies and supply chain dovetail extremely well with ours and offer many synergy benefits. DI-NA-CAL has an experienced team that will add depth to Multi-Color. DI-NA-CAL’s revenues in calendar 2013 were approximately $64 million.”

Year-to-date highlights:

•	Net revenues increased 4% to $512.9 million from $491.8 million compared to the nine months ended December 31, 2012. Net revenues increased 4% or $21.9 million due to acquisitions occurring during fiscal 2014. Revenue decreases of 2% due to pricing/sales mix were offset by increases of 3% in volume. Revenues also decreased 1% due to the unfavorable impact of foreign exchange rates primarily driven by depreciation in the Australian dollar.

•	Gross profit increased $1.3 million or 1% compared to the nine months ended December 31, 2012. Core gross profit increased $0.8 million or 1% compared to the prior year. The increase was primarily due to acquisitions. Core gross margins were 18% of net revenues for the nine months ended December 31, 2013 compared to 19% for December 31, 2012. Non-core items in fiscal 2013 related to inventory purchase accounting charges for the York acquisition.

•

Selling, general and administrative (SG&A) expenses increased $0.7 million compared to the nine months ended December 31, 2012. Core SG&A, as a percent of sales, was 7.7% compared to 8.0% in the prior year. Core SG&A expenses increased by 1% compared to the nine months ended December 31 2012. Non-core items included in SG&A expenses in the nine months ended December 31, 2013 consisted of $1.0 million of acquisition expenses related to fiscal 2014 acquisitions, $1.4 million related to plant consolidation costs for the for the El Dorado Hills facility, and $1.1 million of costs related to integration expenses for the plant acquired from the

Labelmakers Wine Division during the first quarter of fiscal 2014. Non-core items in the nine months ended December 31, 2012 consisted of $1.5 million of costs related to the consolidation and relocation of plants, $1.3 million of integration expenses related to the York Label Group acquisition and $0.1 million of acquisition related expenses.

•	Operating income increased $0.5 million or 1% compared to the nine months ended December 31, 2012. Core operating income increased 1% to $53.5 million from $52.9 million. Non-core items relate to acquisition, integration and plant consolidation expenses, as well as a charge related to inventory purchase accounting in fiscal 2013.

•	Interest expense decreased by $0.8 million compared to the nine months ended December 31, 2012. The Company had $408.9 million of debt at December 31, 2013 compared to $416.8 million at December 31, 2012.

•	The effective tax rate was 33% for the nine months ended December 31, 2013 compared to 36% in the nine months ended December 31, 2012 due primarily to the tax effect of a $3.8 million gain recognized on a legal claim agreement in the current year period.

•	Diluted earnings per share (EPS) increased 18% to $1.52 cents per diluted share in the nine months ended December 31, 2013 from $1.29 in the nine months ended December 31, 2012. Excluding the impact of the special items noted below, core EPS was $1.46 in both the current and prior year nine month periods. Net income increased to $25.2 million from $21.1 million in the prior year. Adjusted for non-core items, net income increased to $24.2 million from $23.9 million in the prior year.

The following table shows adjustments made to Net Income and Diluted EPS between reported GAAP and Non-GAAP results for the nine months ended December 31, 2013 and 2012. For a reconciliation of adjustments made to Gross Profit, SG&A expenses, and Operating Income between reported GAAP and Non-GAAP results, see Exhibit A:

	Nine Months Ended
	12/31/13	Diluted	12/31/12	Diluted
	(in 000’s)	EPS	(in 000’s)	EPS
Net Income and Diluted EPS, as reported	$25,171	$1.52	$21,148	$1.29
Integration Expense, Net of Tax	781	0.05	1,040	0.07
Acquisition Expense, Net of Tax	907	0.05	124	0.01
Loss on Currency Repatriation	312	0.02	—	—
Legal Claim Agreement, Net of Tax	(3,800)	(0.23)	—	—
Plant Consolidation Expense, Net of Tax	874	0.05	1,194	0.07
Inventory Purchase Accounting Charge, Net of Tax	—	—	344	0.02

Core Net Income and Diluted EPS, (Non-GAAP)	$24,245	$1.46	$23,850	$1.46

Fiscal Year 2014 Third Quarter Earnings Conference Call and Webcast

The Company will hold a conference call on February 4, 2014 at 10:00 a.m. (ET) to discuss the news release. For domestic access to the conference call, please call 888-713-4199 (participant code 25172549) or for international access, please call 617-213-4861 (participant code 25172549) by 9:45 a.m. (ET). A replay of the conference call will be available at 2:00 p.m. (ET) on February 4, 2014 through 11:59 p.m. (ET) on February 11, 2014 by calling 888-286-8010 (participant code 80877254) or internationally, by calling 617-801-6888 (participant code 80877254). In addition, the call will be broadcast over the Internet and can be accessed from a link on the Company’s home page at http://www.mcclabel.com. Listeners should go to the web site prior to the call to register and to download any necessary audio software.

Participants may pre-register for the call at: https://www.theconferencingservice.com/prereg/key.process?key=PD9KRDRMM. Pre-registrants will be issued a pin number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection.

Safe Harbor Statement

The Company believes certain statements contained in this report that are not historical facts constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the safe harbors created by that Act. Reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to differ materially from those expressed or implied. Any forward-looking statement speaks only as of the date made. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which they are made.

Statements concerning expected financial and operational performance, on-going business strategies, and possible future actions which the Company intends to pursue in order to achieve strategic objectives constitute forward-looking information. Implementation of these strategies and the achievement of such financial performance are each subject to numerous conditions, uncertainties and risk factors. Factors which could cause actual performance by the Company to differ materially from these forward-looking statements include, without limitation, factors discussed in conjunction with a forward-looking statement; changes in general economic and business conditions; the ability to consummate and successfully integrate acquisitions; ability to recognize the benefits of acquisitions, including potential synergies and cost savings; failure of an acquisition or acquired company to achieve its plans and objectives generally; risk that proposed or consummated acquisitions may disrupt operations or pose difficulties in employee retention or otherwise affect financial or operating results; ability to manage foreign operations; currency exchange rate fluctuations; the success and financial condition of the Company’s significant customers; competition; acceptance of new product offerings; changes in business strategy or plans; quality of management; the Company’s ability to maintain an effective system of internal control; availability, terms and development of capital and credit; cost and price changes; raw material cost pressures; availability of raw materials; ability to pass raw material cost increases to its customers; business abilities and judgment of personnel; changes in, or the failure to comply with, government regulations, legal proceedings and developments; risk associated with significant leverage; increases in general interest rate levels affecting the Company’s interest costs; ability to manage global political uncertainty; and terrorism and political unrest. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Multi-Color (http://www.mcclabel.com)

Cincinnati, Ohio, U.S.A. based Multi-Color Corporation (MCC), established in 1916, is a leader in global label solutions supporting a number of the world’s most prominent brands including leading producers of home and personal care, wine and spirit, food and beverage and specialty consumer products. MCC serves international brand owners in North, Central and South America, Europe, Australia, New Zealand, South Africa and China with a comprehensive range of the latest label technologies in Pressure Sensitive, Cut and Stack, In-Mold, Shrink Sleeve and Heat Transfer. MCC employs over 3,100 associates across 30 operations globally and is a public company trading on the NASDAQ Global Select Market (company symbol: LABL).

For additional information on Multi-Color, please visit http://www.mcclabel.com.

Multi-Color Corporation

Condensed Consolidated Statements of Income

(in 000’s except per share data)

Unaudited

	Three Months Ended		Nine Months Ended
	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Net Revenues	$169,435	$156,950	$512,913	$491,830
Cost of Revenues	140,319	126,529	419,868	400,050

Gross Profit	29,116	30,421	93,045	91,780
Gross Margin	17%	19%	18%	19%
Selling, General & Administrative Expenses	15,291	15,228	43,049	42,323

Operating Income	13,825	15,193	49,996	49,457
Interest Expense	5,501	5,686	16,043	16,849
Other (Income) Expense, Net	(3,969)	250	(3,541)	(386)

Income before Income Taxes	12,293	9,257	37,494	32,994
Income Tax Expense	3,412	3,375	12,323	11,846

Net Income	$8,881	$5,882	$25,171	$21,148

Basic Earnings Per Share	$0.54	$0.36	$1.54	$1.31
Diluted Earnings Per Share	$0.53	$0.36	$1.52	$1.29
Basic Shares Outstanding	16,381	16,150	16,319	16,154
Diluted Shares Outstanding	16,647	16,340	16,577	16,333

Multi-Color Corporation

Selected Balance Sheet Information

(in 000’s) Unaudited

	December 31, 2013	March 31, 2013
Current Assets	$194,437	$190,544
Total Assets	$885,498	$839,550
Current Liabilities	$141,641	$122,437
Total Liabilities	$591,677	$564,526
Stockholders’ Equity	$293,821	$275,024
Total Debt	$408,937	$402,856

Exhibit A

Non-GAAP Measurements: The Company reports its financial results in accordance with generally accepted accounting principles in the U.S. (GAAP). In order to provide investors with additional information and more meaningful period-to-period comparisons of the Company’s financial and operating results, the Company reports certain Non-GAAP financial measurements as defined by the Securities and Exchange Commission.

The Company’s non-GAAP financial measurements reported for the periods presented in this release are: core gross profit, core SG&A, core operating income, core net income and core diluted earnings per share. These non-GAAP financial measurements are adjusted to exclude the following non-core items: severance related expenses, plant consolidation expenses, purchase accounting charges, acquisition-related expenses, and expenses related to a legal claim settlement. These non-GAAP financial measures provide investors with an understanding of the Company’s gross profit, SG&A, operating income, net income and diluted EPS adjusted to exclude the effect of the non-core items identified above. We believe that these non-GAAP financial measures assist investors in making a consistent comparison of the Company’s gross profit, SG&A, operating income, net income and diluted EPS for its three and nine months ended December 31, 2013 compared to the results of the prior periods. In addition, management uses these non-GAAP financial measures internally to perform trend analysis and analyze operating performance to ensure resources are allocated effectively. The non-GAAP measures allow management to analyze trends and performance without masking or distorting the results with the special items identified by management.

The following tables show adjustments made to Gross Profit, Operating Income, and SG&A expenses between reported GAAP and Non-GAAP results for the three and nine months ended December 31, 2013 and 2012:

Core Gross Profit:

	Three Months Ended		Nine Months Ended
	12/31/13	12/31/12	12/31/13	12/31/12
	(in 000’s)	(in 000’s)	(in 000’s)	(in 000’s)
Gross Profit, as reported	$29,116	$30,421	$93,045	$91,780
Inventory Purchase Accounting Charge	—	—	—	458

Core Gross Profit, (Non-GAAP)	$29,116	$30,421	$93,045	$92,238

Core Gross Profit, (Non-GAAP) as a % of Revenues	17.2%	19.4%	18.1%	18.8%

Core SG&A Expenses:

	Three Months Ended		Nine Months Ended
	12/31/13	12/31/12	12/31/13	12/31/12
	(in 000’s)	(in 000’s)	(in 000’s)	(in 000’s)
SG&A Expenses, as reported	$15,291	$15,228	$43,049	$42,323
Integration Expense	0	(577)	(1,116)	(1,337)
Acquisition Expense	(289)	—	(971)	(128)
Plant Consolidation Expense	(1,382)	(498)	(1,382)	(1,531)

Core SG&A Expenses, (Non-GAAP)	$13,620	$14,153	$39,580	$39,327

Core SG&A Expenses, as a % of Revenues, (Non-GAAP)	8.0%	9.0%	7.7%	8.0%

Core Operating Income:

	Three Months Ended		Nine Months Ended
	12/31/13	12/31/12	12/31/13	12/31/12
	(in 000’s)	(in 000’s)	(in 000’s)	(in 000’s)
Operating Income, as reported	$13,825	$15,193	$49,996	$49,457
Integration Expense	—	577	1,116	1,337
Acquisition Expense	289	—	971	128
Inventory Purchase Accounting Charge	—	—	—	458
Plant Consolidation Expense	1,382	498	1,382	1,531

Core Operating Income, (Non-GAAP)	$15,496	$16,268	$53,465	$52,911

Core Operating Income, as a % of Revenues (Non-GAAP)	9.1%	10.4%	10.4%	10.8%

For more information, please contact: Sharon E. Birkett

Vice president and Chief Financial Officer

Multi-Color Corporation, (513) 345-5311